Exhibit 99.1

MasterCard Incorporated Reports

Fourth-Quarter and Full-Year 2011

Financial Results

•	Quarter net income of $514 million, or $4.03 per diluted share, excluding a special item

•	Quarter net income of $19 million, or $0.15 per diluted share, including a special item

•	Fourth-quarter net revenue increase of 20.2%, to $1.7 billion

•	Fourth-quarter gross dollar volume up 16.3% and purchase volume up 15.2%

Purchase, NY, February 2, 2012 – MasterCard Incorporated (NYSE: MA) today announced financial results for the fourth quarter of 2011. Excluding a special item, the company reported net income of $514 million, up 23.7%, and earnings per diluted share of $4.03, up 27.5%, in each case versus the year-ago period. Including the special item, a $495 million after-tax charge related to the U.S. merchant litigations, the company reported net income of $19 million, or $0.15 per diluted share. The company’s total operating expenses, operating income, effective tax rate, net income and earnings per share, excluding the special item, are non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying financial tables.

Net revenue for the fourth quarter of 2011 was $1.7 billion, a 20.2% increase versus the same period in 2010. On a constant currency basis, net revenue increased 20.8% compared to the same period in 2010. Net revenue growth was driven by the impact of the following:

•	An increase in cross-border volumes of 17.5%;

•	A 16.3% increase in gross dollar volume on a local currency basis, to $863 billion; and

•	An increase in processed transactions of 23.2%, to 7.7 billion.

These factors were partially offset by an increase in rebates and incentives primarily due to new and renewed agreements and increased volumes.

Worldwide purchase volume during the quarter was up 15.2% on a local currency basis versus the fourth quarter of 2010, to $648 billion. As of December 31, 2011, the company’s customers had issued 1.8 billion MasterCard and Maestro-branded cards.

“We are pleased with our strong fourth quarter results as we are seeing sustained momentum driven by new deals and the ongoing shift away from paper-based payments,” said Ajay Banga, MasterCard president and chief executive officer. “For the full year, despite ongoing economic uncertainties, we posted strong performance ahead of our long-term objectives.

“Solid execution at the local level continued to result in new business wins in 2011, with a recent agreement from KeyBank that includes PIN debit and our IPS platform, as well as credit and debit deals with nearly 150 U.S.-based independent banks and credit unions. Additionally, we continue to lay the foundation for growth through strategic partnerships with Western Union, Telefónica and Intel to provide consumers in developed and emerging markets with access to more efficient and safer forms of electronic payments,” Banga concluded.

-more-

MasterCard Incorporated – Page 2

Based on progress to date in mediation related to the U.S. merchant litigations, the company recorded a $770 million pre-tax charge, or $495 million on an after-tax basis, in the fourth quarter of 2011. This special item represents the company’s financial portion of a potential settlement in these cases.

Excluding the special item, total operating expenses increased 11.5%, to $968 million, during the fourth quarter of 2011 compared to the same period in 2010. Currency fluctuations had a minimal impact on operating expense growth. The increase in total operating expenses was driven by:

•	A 14.3% increase in general and administrative expenses, primarily due to higher personnel costs in support of strategic growth initiatives and the inclusion of expenses related to acquisitions.

•	A 4.8% increase in advertising and marketing expenses to $319 million, primarily due to support of strategic initiatives and sponsorship activities.

Including the special item, total operating expenses for the fourth quarter of 2011 increased 100.1% versus the year-ago period, to $1.7 billion.

Excluding the special item, operating income for the fourth quarter of 2011 increased 33.5% over the year-ago period and the company delivered an operating margin of 44.0%.

In the fourth quarter of 2011, excluding acquisitions, net revenue grew approximately 18%; excluding acquisitions and the special item, operating expenses grew approximately 8%.

MasterCard reported other expense of $2 million in the fourth quarter of 2011 versus other income of $13 million in the fourth quarter of 2010. The change was primarily driven by a decrease in interest income, lower realized gains on sales of investments and equity losses in joint ventures versus the year-ago period.

Excluding the special item, MasterCard’s effective tax rate was 32.3% in the fourth quarter of 2011, versus a rate of 28.7% in the comparable period in 2010. The increase was primarily due to a benefit recorded in connection with the repatriation of foreign earnings in the fourth quarter of 2010, partially offset by a more favorable geographic mix of earnings in the current period. Including the special item, the effective tax rate for the fourth quarter of 2011 was a 251.6% benefit, as the charge related to the U.S. merchant litigations is tax deductible in the U.S. and thus impacted the geographic mix of pre-tax income.

During the fourth quarter of 2011, MasterCard repurchased 84,300 shares at a cost of approximately $30 million. Quarter-to-date through January 27, the company repurchased an additional 304,600 shares of class A common stock at a cost of approximately $106 million, with $746 million remaining under the current repurchase program authorization.

MasterCard Incorporated – Page 3

Full-Year 2011 Results

For the year ended December 31, 2011, MasterCard reported net income of $2.4 billion, or $18.70 per diluted share, excluding a special item, and net income of $1.9 billion, or $14.85 per diluted share, including the special item. The special item represents the charge related to the U.S. merchant litigations taken in the fourth quarter of 2011.

Net revenue for full-year 2011 was $6.7 billion, an increase of 21.2% versus 2010. On a constant currency basis, net revenue increased 19.5%. Cross-border volume growth of 18.7%, gross dollar volume growth of 16.1% and processed transaction growth of 18.3%, contributed to the net revenue growth in the full-year period. These increases were partially offset by an increase in rebates and incentives due to increased volumes and new and renewed customer agreements.

Excluding the special item, total operating expenses increased 16.0%, to $3.2 billion, for 2011 compared to 2010, primarily due to higher personnel costs related to strategic initiatives and the inclusion of expenses related to acquisitions. Excluding currency fluctuations, total operating expenses increased 14.5%. Including the special item, operating expenses in 2011 increased 43.6%, to $4.0 billion, versus 2010.

For the full-year 2011, excluding acquisitions, net revenue grew approximately 19%; excluding acquisitions and the special item, operating expenses grew approximately 10%.

Excluding the special item, operating income increased 26.6% for 2011 versus 2010 delivering an operating margin of 51.9% for the full-year period. Including the special item, the operating margin was 40.4% for full-year 2011.

Total other income was $33 million for full-year 2011 versus total other income of $5 million in 2010. This was primarily driven by a decrease in interest expense due to lower interest accretion related to previous litigation settlements.

MasterCard’s effective tax rate, excluding the special item, was 31.8% for full-year 2011, versus a rate of 33.0% for full-year 2010. Including the special item, the effective tax rate was 30.6% for full-year 2011. The decrease in the 2011 effective tax rate was primarily due to a more favorable geographic mix of earnings, including the tax benefit related to the special item, and the recognition of discrete adjustments in 2011 and 2010.

For full-year 2011, MasterCard repurchased 4.4 million shares at a cost of approximately $1.1 billion.

Fourth-Quarter and Full-Year Financial Results Conference Call Details

At 9:00 a.m. ET today, the company will host a conference call to discuss its fourth-quarter and full-year financial results.

MasterCard Incorporated – Page 4

The dial-in information for this call is 866-362-4666 (within the U.S.) and 617-597-5313 (outside the U.S.) and the passcode is 24950634. A replay of the call will be available for one week following the meeting. The replay can be accessed by dialing 888-286-8010 (within the U.S.) and 617-801-6888 (outside the U.S.) and using passcode 66051474.

The live call and the replay, along with supporting materials, can also be accessed through the Investor Relations section of the company’s website at mastercard.com.

About MasterCard Incorporated

MasterCard (NYSE: MA) is a global payments and technology company. It operates the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. MasterCard’s products and solutions make everyday commerce activities – such as shopping, traveling, running a business and managing finances – easier, more secure and more efficient for everyone. Learn more at mastercard.com.

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation, statements related to sustained momentum in the business, the continuing shift away from paper-based payments, and the Company’s ability to achieve growth through the foundation set by its strategic partnerships.

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2010, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2011 and 2012, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

###

Contacts:

Investor Relations: Barbara Gasper, investor_relations@mastercard.com, 914-249-4565

Media Relations: Jim Issokson, james_issokson@mastercard.com, 914-249-6286

MasterCard Incorporated – Page 5

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(in millions, except per share data)
Revenues, net	$1,728	$1,438	$6,714	$5,539
Operating Expenses
General and administrative	597	522	2,196	1,857
Advertising and marketing	319	305	841	782
Provision for litigation settlement	770	—	770	—
Depreciation and amortization	52	42	194	148

Total operating expenses	1,738	869	4,001	2,787

Operating income (loss)	(10)	569	2,713	2,752
Other Income (Expense)
Investment income	12	23	52	57
Interest expense	(7)	(9)	(25)	(52)
Other income (expense), net	(7)	(1)	6	—

Total other income (expense)	(2)	13	33	5

Income (loss) before income taxes	(12)	582	2,746	2,757
Income tax expense (benefit)	(30)	167	842	910

Net income	18	415	1,904	1,847
Loss (income) attributable to non-controlling interests	1	—	2	(1)

Net Income Attributable to MasterCard	$19	$415	$1,906	$1,846

Basic Earnings per Share	$0.15	$3.17	$14.90	$14.10

Basic Weighted Average Shares Outstanding	127	131	128	131

Diluted Earnings per Share	$0.15	$3.16	$14.85	$14.05

Diluted Weighted Average Shares Outstanding	127	131	128	131

MasterCard Incorporated – Page 6

MASTERCARD INCORPORATED

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	December 31, 2011	December 31, 2010
	(in millions, except share data)
ASSETS
Cash and cash equivalents	$3,734	$3,067
Investment securities available-for-sale, at fair value	1,215	831
Investment securities held-to-maturity	—	300
Accounts receivable	808	650
Settlement due from customers	601	497
Restricted security deposits held for customers	636	493
Prepaid expenses and other current assets	404	400
Deferred income taxes	343	216

Total Current Assets	7,741	6,454
Property, plant and equipment, at cost, net of accumulated depreciation	449	439
Deferred income taxes	88	5
Goodwill	1,014	677
Other intangible assets, net of accumulated amortization	665	530
Auction rate securities available-for-sale, at fair value	70	106
Investment securities held-to-maturity	36	36
Other assets	630	590

Total Assets	$10,693	$8,837

LIABILITIES AND EQUITY
Accounts payable	$360	$272
Settlement due to customers	699	636
Restricted security deposits held for customers	636	493
Obligations under litigation settlements	4	298
Accrued litigation	770	—
Accrued expenses	1,610	1,315
Other current liabilities	138	129

Total Current Liabilities	4,217	3,143
Deferred income taxes	113	74
Other liabilities	486	404

Total Liabilities	4,816	3,621
Commitments and Contingencies
Stockholders’ Equity
Class A common stock, $0.0001 par value; authorized 3,000,000,000 shares, 132,771,392 and 129,436,818 shares issued and 121,618,059 and 122,696,228 outstanding, respectively	—	—
Class B common stock, $0.0001 par value; authorized 1,200,000,000 shares, 5,245,676 and 8,202,380 issued and outstanding, respectively	—	—
Additional paid-in-capital	3,519	3,445
Class A treasury stock, at cost, 11,153,333 and 6,740,590 shares, respectively	(2,394)	(1,250)
Retained earnings	4,745	2,915
Accumulated other comprehensive (loss) income:
Cumulative foreign currency translation adjustments	30	105
Defined benefit pension and other postretirement plans, net of tax	(32)	(12)
Investment securities available-for-sale, net of tax	—	2

Total accumulated other comprehensive (loss) income	(2)	95

Total Stockholders’ Equity	5,868	5,205
Non-controlling interests	9	11

Total Equity	5,877	5,216

Total Liabilities and Equity	$10,693	$8,837

MasterCard Incorporated – Page 7

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Twelve Months Ended December 31,
	2011	2010
	(in millions)
Operating Activities
Net income	$1,904	$1,847
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	194	148
Share based payments	80	63
Stock units withheld for taxes	(33)	(126)
Tax benefit for share based compensation	(12)	(85)
Accretion of imputed interest on litigation settlements	5	35
Deferred income taxes	(175)	248
Other	14	6
Changes in operating assets and liabilities:
Accounts receivable	(162)	(115)
Income taxes receivable	—	(50)
Settlement due from customers	(114)	(61)
Prepaid expenses	27	(48)
Obligations under litigation settlements	(303)	(603)
Accrued litigation	770	—
Accounts payable	67	(19)
Settlement due to customers	74	186
Accrued expenses	296	265
Net change in other assets and liabilities	52	6

Net cash provided by operating activities	2,684	1,697

Investing Activities
Acquisition of business, net of cash acquired	(460)	(498)
Purchases of property, plant and equipment	(77)	(61)
Capitalized software	(100)	(90)
Purchases of investment securities available-for-sale	(899)	(329)
Proceeds from sales of investment securities available-for-sale	485	297
Proceeds from maturities of investment securities available-for-sale	63	110
Proceeds from maturities of investment securities held-to-maturity	300	—
Investment in nonmarketable equity investments	(74)	(67)
Other investing activities	14	(3)

Net cash used in investing activities	(748)	(641)

Financing Activities
Purchases of treasury stock	(1,148)	—
Payment of debt	(21)	—
Dividends paid	(77)	(79)
Tax benefit for share based compensation	12	85
Investment in non-controlling interest	—	2
Cash proceeds from exercise of stock options	19	11

Net cash (used in) provided by financing activities	(1,215)	19

Effect of exchange rate changes on cash and cash equivalents	(54)	(63)

Net increase in cash and cash equivalents	667	1,012
Cash and cash equivalents - beginning of period	3,067	2,055

Cash and cash equivalents - end of period	$3,734	$3,067

MasterCard Incorporated – Page 8

MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months ended December 31, 2011
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)	Acceptance Locations (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$219	22.8%	21.8%	$152	23.5%	1,563	$67	18.1%	486	304	330	9.8
Canada	31	5.5%	6.5%	29	9.3%	316	2	-17.2%	6	41	50	0.9
Europe	257	13.6%	16.7%	184	12.6%	2,455	72	28.6%	425	225	241	9.4
Latin America	74	12.6%	20.4%	45	24.8%	777	29	14.3%	180	108	131	4.7

Worldwide less United States	581	16.3%	18.4%	410	17.4%	5,111	172	20.8%	1,096	678	751	24.7
United States	282	12.1%	12.1%	239	11.5%	4,242	43	15.6%	280	276	308	8.6

Worldwide	863	14.9%	16.3%	648	15.2%	9,353	215	19.7%	1,377	953	1,059	33.3

MasterCard Credit and Charge Programs
Worldwide less United States	405	14.9%	16.4%	346	16.8%	3,967	59	13.9%	260	469	530
United States	143	6.6%	6.6%	134	6.3%	1,616	9	10.7%	8	146	176

Worldwide	549	12.6%	13.6%	481	13.7%	5,584	68	13.5%	268	615	705

MasterCard Debit Programs
Worldwide less United States	176	19.6%	23.4%	63	21.0%	1,144	113	24.8%	836	209	221
United States	139	18.4%	18.4%	104	19.0%	2,625	35	16.9%	272	129	133

Worldwide	315	19.1%	21.2%	168	19.7%	3,769	147	22.9%	1,109	338	354

	For the 12 Months ended December 31, 2011
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$805	30.1%	22.9%	$549	24.9%	5,734	$256	18.9%	1,803	304	330
Canada	119	11.7%	7.3%	108	9.4%	1,171	11	-9.6%	22	41	50
Europe	979	21.0%	16.7%	709	13.3%	9,027	271	26.6%	1,573	225	241
Latin America	277	25.5%	22.6%	164	27.2%	2,750	113	16.4%	683	108	131

Worldwide less United States	2,180	24.2%	19.1%	1,529	18.3%	18,682	651	20.9%	4,081	678	751
United States	1,069	10.4%	10.4%	901	11.0%	15,917	168	7.8%	1,080	276	308

Worldwide	3,249	19.3%	16.1%	2,430	15.5%	34,599	819	17.9%	5,161	953	1,059

MasterCard Credit and Charge Programs
Worldwide less United States	1,521	21.2%	16.0%	1,296	17.3%	14,614	225	9.3%	972	469	530
United States	543	6.0%	6.0%	508	6.1%	6,065	35	5.2%	31	146	176

Worldwide	2,064	16.8%	13.2%	1,804	13.9%	20,680	260	8.7%	1,003	615	705

MasterCard Debit Programs
Worldwide less United States	659	31.8%	26.8%	233	24.7%	4,068	426	28.0%	3,108	209	221
United States	526	15.4%	15.4%	393	17.9%	9,852	133	8.5%	1,050	129	133

Worldwide	1,185	24.0%	21.5%	626	20.4%	13,920	559	22.7%	4,158	338	354

	For the 3 Months ended December 31, 2010
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$178	25.9%	19.2%	$121	19.5%	1,323	$58	18.6%	410	269	294
Canada	29	11.9%	7.1%	26	6.4%	291	3	14.3%	5	40	49
Europe	226	8.6%	14.3%	168	13.1%	2,132	58	18.0%	340	199	214
Latin America	66	21.7%	19.8%	38	25.0%	627	28	13.3%	172	100	123

Worldwide less United States	500	16.2%	16.3%	353	15.9%	4,372	147	17.2%	928	609	679
United States	252	1.9%	1.9%	214	3.4%	3,775	38	-6.0%	244	263	294

Worldwide	752	11.0%	11.0%	568	10.8%	8,147	184	11.6%	1,172	871	972

MasterCard Credit and Charge Programs
Worldwide less United States	353	11.5%	11.7%	300	13.4%	3,455	53	2.6%	234	447	507
United States	134	2.4%	2.4%	127	3.2%	1,547	8	-9.1%	7	143	171

Worldwide	487	8.8%	9.0%	427	10.2%	5,001	61	0.9%	241	590	678

MasterCard Debit Programs
Worldwide less United States	147	29.0%	28.9%	53	31.7%	917	94	27.4%	694	162	172
United States	117	1.4%	1.4%	88	3.7%	2,228	30	-5.1%	237	119	123

Worldwide	264	15.1%	15.0%	141	12.7%	3,145	124	17.7%	931	281	295

	For the 12 Months ended December 31, 2010
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$619	27.3%	18.8%	$411	17.1%	4,848	$207	22.2%	1,507	269	294
Canada	107	14.9%	4.2%	95	5.3%	1,078	12	-3.2%	20	40	49
Europe	809	10.9%	13.6%	604	13.2%	7,867	205	14.6%	1,272	199	214
Latin America	220	23.0%	17.3%	125	22.4%	2,208	95	11.3%	641	100	123

Worldwide less United States	1,755	17.9%	15.2%	1,236	14.7%	16,000	520	16.4%	3,440	609	679
United States	968	-0.4%	-0.4%	812	1.1%	14,317	156	-7.4%	1,003	263	294

Worldwide	2,723	10.7%	9.1%	2,048	8.9%	30,317	676	9.9%	4,443	871	972

MasterCard Credit and Charge Programs
Worldwide less United States	1,255	12.9%	10.1%	1,058	12.3%	12,808	197	-0.6%	919	447	507
United States	512	-1.9%	-1.9%	479	0.5%	5,853	33	-26.7%	29	143	171

Worldwide	1,767	8.2%	6.3%	1,537	8.3%	18,661	230	-5.4%	949	590	678

MasterCard Debit Programs
Worldwide less United States	500	32.7%	30.4%	178	31.2%	3,192	323	29.9%	2,521	162	172
United States	456	1.3%	1.3%	333	1.9%	8,464	123	-0.2%	974	119	123

Worldwide	956	15.6%	14.7%	510	10.5%	11,656	446	19.9%	3,495	281	295

APMEA = Asia Pacific / Middle East / Africa

Note that the figures in the preceding tables may not sum due to rounding; growth represents change from the comparable year-ago period

MasterCard Incorporated – Page 9

Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts, cards and acceptance locations on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards, Mondex® transactions and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts in connection with which functional cards are not generally issued. Acceptance locations include merchant locations, ATMs and other locations where cash may be obtained.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. In order to provide a true indication of how broadly our cards can be used, MasterCard seeks to provide the most accurate acceptance figures possible and to maintain that MasterCard acceptance is unsurpassed worldwide by periodically validating our results with third parties. The data set forth in the acceptance locations column is derived through a proprietary methodology designed to minimize the impact of multiple acquiring in certain markets. This data is based on information provided by our customers and other third parties and is subject to certain limited verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

Performance information for prior periods can be found in the “Investor Relations” section of MasterCard’s website at www.mastercard.com.

###

MasterCard Incorporated – Page 10

GAAP Reconciliations

($ millions, except per share data)

	Three Months Ended December 31, 2011				Three Months Ended December 31, 2010
	Actual	Special Item		Non -GAAP	Actual
Provision for litigation settlement	$770	$(770	)a	$—	$—
Total operating expenses	1,738	(770)		968	869
Operating income (loss)	(10)	770		760	569
Operating Margin	(0.6%)			44.0%	39.6%
Income (loss) before income taxes	(12)	770		758	582
Income tax expense (benefit)	(30)	275	b	245	167
Net Income Attributable to MasterCard	19	495		514	415

Basic Net Income per Share	$0.15	$3.90		$4.05	$3.17
Diluted Net Income per Share	$0.15	$3.88		$4.03	$3.16

	For the Year Ended December 31, 2011				For the Year Ended December 31, 2010
	Actual	Special Item		Non -GAAP	Actual
Provision for litigation settlement	$770	$(770	)a	$—	$—
Total operating expenses	4,001	(770)		3,231	2,787
Operating income	2,713	770		3,483	2,752
Operating Margin	40.4%			51.9%	49.7%
Income before income taxes	2,746	770		3,516	2,757
Income tax expense	842	275	b	1,117	910
Net Income Attributable to MasterCard	1,906	495		2,401	1,846

Basic Net Income per Share	$14.90	$3.87		$18.77	$14.10
Diluted Net Income per Share	$14.85	$3.85		$18.70	$14.05

a-	Provision for U.S. merchant litigation settlement
b-	Tax effect of provision for litigation settlement

Note that the figures in the preceding tables may not sum due to rounding

MasterCard Incorporated – Page 11

Reconciliation to Effective Tax Rate

($ millions)

	GAAP Actual	Provision for Litigation Settlement	Non-GAAP Adjusted
Three months ended December 31, 2011:
Income (loss) before income taxes	$(12)	$770	$758
Income tax expense (benefit)	(30)	275	245
Net income attributable to MasterCard	19	495	514

Effective Tax Rate	251.6%		32.3%

Twelve months ended December 31, 2011:
Income before income taxes	$2,746	$770	$3,516
Income tax expense	842	275	1,117
Net income attributable to MasterCard	1,906	495	2,401

Effective Tax Rate	30.6%		31.8%

Note that figures in the preceding tables may not sum/calculate due to rounding.